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                                                                    Exhibit 23.3

            Consent of Independent Registered Public Accounting Firm

The Partners
American Real Estate Partners, L.P.:


We consent to the use of our reports dated November 29, 2005, with respect to the consolidated statements of operations, changes in partners' equity and comprehensive income, and cash flows of American Real Estate Partners, L.P. and subsidiaries for the year ended December 31, 2003 and the related financial statement schedule included in American Real Estate Partners, L.P.'s Annual Report on Form 10-K/A for the year ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                                          /s/ KPMG LLP


New York, New York
April 17, 2006